Addendum to the loan agreement dated 08/06/2005

Extension

LOAN AGREEMENT

between

Mr. Günter Thiemann
Käthe-Kollwitz-Strasse 23
33428 Harsewinkel

- in the following referred to as Lender -

and

EDI Exploration Drilling International GmbH,
represented by the Managing Director [“Geschäftsführer”]
Christian Runge
Goethestrasse 59, 45721 Haltern am See

- in the following referred to as Borrower -

The loan agreement, to which this addendum applies, is changed, effective immediately, in Section 2 paragraphs 2 and 3 as follows:

Section 2                Interest, term and repayment of loan

2.	The term shall be extended by approx. 8 months and ends on March 31, 2009.
3.	The loan shall be repaid on March 31, 2009 into the Lender’s account.

All of the other provisions remain unchanged and valid.

Haltern, on June 25, 2008

[Signature]

EDI Exploration Drilling International Rotthäuser
Günter Thiemann	Christian Runge, Managing Director
- Lender -	- Borrower -

[File name]